EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) entered into on August 30, 2025 is made by and between Rackspace Technology, Inc., a Delaware corporation (together with its successors and assigns, the “Company”) and Gajen Kandiah (“Employee” and, together with the Company, the “Parties”).
WHEREAS, the Company proposes to employ Employee starting on or about September 3, 2025 (such date, or other actual start date mutually agreed by the Parties, the “Effective Date”) upon the terms set forth in this Agreement, and Employee desires to accept such employment on such terms.
Now in consideration of the foregoing and for other good and valuable consideration and intending to be legally bound as of the Effective Date, the Company and Employee agree as follows:
1.    TERM OF EMPLOYMENT
The term of Employee’s employment hereunder (the “Employment Period”) shall commence on the Effective Date and, unless terminated sooner as provided in Section 8 below, shall continue until the first (1st) anniversary of the Effective Date; provided, that the Employment Term shall be extended automatically for an additional one-year period following such anniversary, and each anniversary thereafter, unless at least 45 days’ prior written notice of non-renewal is delivered by either party (any such notice, a “Non-Renewal”). The term “Employment Period” shall refer to the Employment Period if and as so extended.
2.    TITLE AND EXCLUSIVE SERVICES
(a)    Title and Duties. During the Employment Period, Employee shall serve as the Company’s Chief Executive Officer, and Employee will perform job duties and have responsibilities and authorities that are usual and customary for this position in a company the nature and size of the Company. During the Employment Period, the Company shall nominate Employee to serve as a member of the Company’s board of directors (the “Board”). If Employee is appointed to any other position during the Employment Period consistent with his position as the Company’s Chief Executive Officer, this section shall be deemed to be amended to add the new position. In any position that Employee holds with the Company or any of its subsidiaries or affiliates (other than as a member of the Board), Employee shall report solely and directly to the Board.
(b)    Exclusive Services. Employee shall not be employed or render services elsewhere during the Employment Period. Notwithstanding the foregoing provision of this Section, during the Employment Period, Employee may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations), or subject to Board approval, activities related to corporate board or advisory board positions for non-competitive companies, and to the management of Employee’s personal investments, to the extent such activities do not interfere in a material way with the business of the Company, provided that the activities listed in Exhibit A hereto shall not (i) require advance Board approval and (ii) be deemed to breach this Section 2(b) to the extent (A) performed at a level consistent with the level in effect as of the Effective Date and (B) such activities do not interfere with Employee’s full-time position hereunder and do not breach Employee’s covenants set forth in this Agreement.
3.    COMPENSATION AND BENEFITS
(a)    Base Salary. During the Employment Period, Employee shall be paid an annual base salary of $1,000,000 (“Annual Base Salary”), which shall be paid in accordance with customary payroll practices (but in all events no less frequently than monthly) and shall be eligible for increases in Annual Base Salary consistent with the Company’s ordinary compensation cycles and process for the Company’s senior executives (“Peer Executives”). After any such increase, “Annual Base Salary” for purposes of this Agreement shall mean such increased amount.
(b)    Annual Corporate Bonus. With respect to each calendar year that ends during the Employment Period, Employee shall be eligible to receive an annual cash bonus (the “Annual Bonus”), with a target Annual Bonus amount equal to 150% of Annual Base Salary (“Target Bonus”) and with the actual bonus determined pursuant to the Company’s cash bonus program for the applicable year as approved by the Board or Compensation Committee of the Board (“Compensation Committee”). For performance year 2025, the Employee shall receive an Annual Bonus no less than Target Bonus, pro-rated based on the number of days Employee is employed by the Company during 2025. Any Annual Bonus shall be payable on such date as is determined by the Board or the Compensation Committee, but in any event within the period required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its implementing regulations (“Section 409A”) such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations (or any successor thereto) or is compliant with Section 409A. Notwithstanding the foregoing, no Annual Bonus shall be payable with respect to any calendar year (except as provided in Section 9 below) unless Employee remains continuously employed with the Company through the payment date. If Employee’s target bonus as a percentage of Base Salary is increased during the Employment Period, “Target Bonus” for purposes of this Agreement shall mean such increased amount.
(c)    Inducement Equity Awards. In consideration for signing this Agreement, on or promptly following the Effective Date, the Company will grant Employee one-time inducement awards pursuant to the Equity Plan in the form of (i) restricted stock units (“RSUs”) representing the right to receive 4,000,000 shares of the Company’s common stock (“Shares”) and (ii) stock options representing the right to purchase 6,000,000 Shares (“Options” and, together with the RSUs in clause (i), the “Inducement Awards”). Each of the Inducement Awards shall vest in equal annual installments on each anniversary of the Effective Date over a four-year period ending on the fourth anniversary of the Effective Date, subject to Employee’s continued employment through the applicable vesting date (except as provided in Section 9 below). The Options shall have an exercise price per Share equal to the Fair Market Value (as defined in the Equity Plan) on the grant date. The Inducement Awards will be issued pursuant to grant agreements under the Equity Plan (collectively with agreements for any other equity awards issued pursuant to the Equity Plan, the “Grant Agreements”). The “Equity Plan” shall mean the Rackspace Technology, Inc. 2020 Equity Incentive Plan or a substantially similar inducement grant plan, as applicable, in either case as amended from time to time.
(d)    Annual Equity Awards. Commencing in calendar year 2026, the Company shall grant Employee, no later than when the Company provides annual equity grants to Peer Executives for the applicable calendar year, an annual equity award comprising of 600,000 Share units but in no event having a target grant date value exceeding five times Annual Base Salary. The structure and terms of each such annual grant shall be in the form determined by the Board or the Compensation Committee, but shall not be in the form of stock options, and up to 50% of the grant (at target) may be performance-based. Notwithstanding the foregoing, Employee’s annual equity award in calendar 2026 will be pro-rated based on the Effective Date (i.e., 600,000 Share units multiplied by a fraction representing the number of full months from the first anniversary of the Effective Date until the end of 2026 divided by twelve (12)).
(e)    PTO. Employee will be eligible for PTO (paid time off) of no less than 4 weeks per calendar year subject to the Company’s policies.
(f)    Employment Benefit Plans. During the Employment Period, Employee may participate in employee benefit plans in which Peer Executives may participate, according to the terms of applicable policies and as stated in the Employee Handbook from time to time. Employee acknowledges the Employee Handbook will be available on the intercompany website and agrees to review and abide by its terms.
(g)    Business Expenses and Travel. During the Employment Period, the Company will reimburse Employee for travel and business expenses pursuant to Company policy. The Company agrees to pay the fees of up to $15,000 incurred by Employee in connection with the review and negotiation of this Agreement and related documents. Employee acknowledges and agrees that Employee will be expected to maintain a presence in the Company’s offices as reasonably directed by the Board.
4.    NONDISCLOSURE OF CONFIDENTIAL INFORMATION
(a)    The Company has provided and will continue to provide to Employee confidential information and trade secrets including but not limited to the Company’s operational, sales, marketing, personally identifiable information about employees, employee contact information and/or materials used for training and/or employee development, and engineering information, customer lists, business contracts, partner agreements, pricing and strategy information, product and cost or pricing data, compensation information, strategic business plans, budgets, financial statements, and other information the Company treats as confidential or proprietary (collectively the “Confidential Information”). This section is not intended to limit Employee’s rights to discuss Employee’s compensation or other terms and conditions of employment as allowed by law and “Confidential Information” does not include information which is known to the general public or within the relevant trade or industry through no breach of Employee of this Section 4. Employee will not be liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or that is made in a document filed in a lawsuit so long as it is filed under seal. Employee acknowledges that such Confidential Information is proprietary and agrees not to disclose it to anyone outside the Company except to the extent that (i) it is necessary in connection with performing Employee’s duties; (ii) Employee is required by court order to disclose the Confidential Information, provided that, unless prohibited by law or regulation, Employee shall promptly inform the Company, shall cooperate, at the Company’s sole expense, with the Company to obtain a protective order or otherwise restrict disclosure, and shall use reasonable best efforts to only disclose Confidential Information to the minimum extent necessary to comply with the court order. In addition, Employee may disclose Confidential Information to the extent required by law or by any governmental or regulatory or self-regulatory agency with actual or apparent authority to require Employee to disclose such information and to the extent necessary in connection with any dispute between the Company and Employee regarding this Agreement, any Grant Agreement, the Indemnification Agreement (as defined below) or any other written agreement between the Company (or any of its subsidiaries or affiliates) and Employee. Employee agrees to never use Confidential Information in competing, directly or indirectly, with the Company. When employment ends, Employee will immediately return all Confidential Information to the Company; provided Employee shall be permitted to retain, this Agreement, all agreements and plans governing his compensation and/or equity awards, the Indemnification Agreement, and any information or documents he reasonably believes is necessary to prepare his tax returns.
(b)    The terms of this Section 4 shall survive the expiration or termination of this Agreement for any reason.
5.    NON-COMPETITION
(a)    To further preserve the Confidential Information, during employment and for twelve (12) months after employment ends (the “Restricted Period”), Employee will not work, directly or indirectly, as an employee, contractor, officer, owner, consultant or director in any business anywhere in the world that sells managed, dedicated, or cloud computing services substantially similar to those services provided by the Company, including but not limited to (i) professional advisory services for the migration, deployment, or management of cloud technologies (both private and public cloud solutions); (ii) provisioning, hosting, management, monitoring, supporting, or maintenance of applications, computer servers (whether dedicated, shared, or virtual) and network connectivity in a datacenter for remote use via the Internet; (iii) hosted or managed email, storage, collaboration, compute, virtual networking, applications, and similar services, or (iv) any related IT services or products substantially similar to the Company's products or services, all of the foregoing being defined for the purposes of this Agreement as “Competitive IT Services.” The foregoing restriction shall not prevent Employee from becoming an employee of or contractor for a division of any company that does not provide Competitive IT Services, as long as Employee does not, for the Restricted Period, perform services (including but not limited to providing information, advice, strategy, recruiting, or any other interaction with regard to business matters) for a division of such company that provides Competitive IT

Services. Notwithstanding the foregoing, Employee shall be permitted to (i) acquire a passive stock or equity interest in a public company, provided that the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such public company, and (ii) work with controlled portfolio companies of Apollo Global Management, Inc. and its subsidiaries and its investment funds (hereinafter, “Apollo”).
(b)    Employee acknowledges and recognizes that the restrictions in this Section may substantially limit Employee’s future flexibility in many ways. Employee acknowledges that the Employee has received adequate consideration under the terms of this Agreement for the promises and restrictions set forth in this Agreement. Employee agrees to waive any objection to the validity of these restrictions and acknowledges that these limited prohibitions are reasonable as to time, geographical area and scope of activities to be restrained and that these limited prohibitions do not impose a greater restraint than is necessary to protect the Company’s goodwill, proprietary information and other business interests. Employee further agrees that any breach of these covenants will result in irreparable damage and injury to the Company and that the Company will be entitled to injunctive relief in any court of competent jurisdiction (subject to Section 12 of this Agreement) without the necessity of posting any bond.
(c)    Employee agrees that the Company has provided Employee with an opportunity to review the restrictions contained in this Agreement prior to the Company making a formal offer of employment. The Company also hereby advises the Employee to consult with an attorney to review this Agreement before entering into this Agreement.
(d)    The obligations in this Section 5 do not apply to the Employee following the termination of employment if the Employee does not earn the statutory minimum compensation set by Massachusetts statute (e.g., as of January 1, 2025, the statutory threshold is $684 per week) or the Employee’s employment is terminated without “cause” by the Company (unless, at the time of such termination, the Employee enters into a separation agreement with the Company that includes such non-competition obligations). For purposes of this Section 5, “cause” shall exist if (A) there is a reasonable or good faith basis for the Company’s dissatisfaction with the Employee’s job performance, conduct or behavior, or (B) grounds for termination exist that are reasonably related, in the Company’s honest judgment, to the needs of the business.
(e)    Employee acknowledges and agrees that his responsibilities under this Agreement are global in nature and that the Company operates globally.
6.    NON-SOLICIT OF COMPANY EMPLOYEES; NONDISPARAGEMENT
(a)    Non-Solicitation of Company Employees
(1)    To further preserve the Confidential Information, during employment and for eighteen (18) months after employment ends, Employee will not, directly or indirectly, (i) hire or engage any current employee of the Company with whom he worked directly; (ii) solicit or encourage any employee of the Company with whom he worked directly to terminate employment or services with the Company; or (iii) solicit or encourage any employee of the Company with whom he worked directly to accept employment with or provide services to

Employee or any business associated with Employee other than the Company. For the avoidance of doubt, this prohibition will not prevent any employer or entity to whom Employee is providing services from soliciting or hiring such employees as long as Employee is not involved, directly or indirectly, in such solicitation and/or hiring.
(2)    The terms of this Section 6 shall survive the expiration or termination of this Agreement for any reason.
(b)    Non-Disparagement. Employee shall not knowingly disparage the Company or any of its directors or officers. The foregoing shall not be violated by Employee's truthful responses to legal process or inquiry by a governmental authority.
7.    NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS
(a)    To further preserve the Confidential Information, for eighteen (18) months after employment ends, Employee agrees not to directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, recruit or otherwise solicit or induce any customer or supplier of the Company with whom Employee had direct contact, (i) to terminate its business arrangement with the Company, or (ii) otherwise change its relationship with the Company in any manner adverse to the Company’s interests or establish any relationship with Employee or any of Employee’s affiliates, in each case, for any business purpose deemed competitive with the business of the Company. For the avoidance of doubt, this prohibition will not prevent any employer or entity to whom Employee is providing services from soliciting any customer or supplier of the Company to do business with it as long as Employee is not involved, directly or indirectly, in such solicitation.
(b)    The terms of this Section 7 shall survive the expiration or termination of this Agreement for any reason.
(c)    Except as otherwise expressly set forth in Sections 4, 5, 6 or 7 of this Agreement, and except for any fiduciary duties or statutory obligations that survive termination of employment (including, but not limited to, obligations to protect confidential and proprietary information), following termination of Employee’s employment there are no other restrictions on his activities and if there is a conflict between any provision of this Agreement and the provision of any Company (or its subsidiary’s or affiliate’s) plan, policy or other written agreement, the provisions of this Agreement shall govern.
8.    TERMINATION
Employee’s employment may be terminated prior to the end of the Employment Period by mutual written agreement or:
(a)    Death. The date of Employee’s death shall be the termination date.
(b)    Disability. The Company may terminate this Agreement and Employee’s employment if Employee becomes covered for long term disability benefits under any long term disability plan maintained by the Company or its subsidiaries in which Employee participates (“Disability”).
(c)    Termination By Employee For Good Reason. Employee may terminate Employee’s employment at any time for “Good Reason,” if any of the following actions are taken during the Employment Period without his express written consent: (i) a material reduction in Employee’s duties, responsibilities or authority, including, without limitation, (x) removal of Employee from the position of Chief Executive Officer of the Company or (y) for so long as Apollo is the majority shareholder of the Company, the failure to appoint or re-elect Employee, or the removal of Employee, as a member of the Board; (ii) a reduction in Employee’s Annual Base Salary or Target Bonus, (iii) any material breach by the Company or its subsidiaries of any term of provision of this Agreement or any other written agreement to which Employee is a party, (iv) Employee being required to work solely or substantially at a location more than 50 miles from a location where Employee has been permitted to work as of the date of beginning employment, (v) any requirement that Employee report to someone other than the Board (or following a Change in Control, the board of directors (or similar governing body) of the successor entity, including its ultimate parent), or (vi) the failure of a successor to all or substantially all of the assets of the Company to assume this Agreement either contractually or as a matter of law as of the date of such transaction; provided that any such event shall not constitute Good Reason unless and until Employee shall have provided the Company with written notice thereof no later than forty five (45) days following the initial occurrence of such event (or if later, the date Employee learns of it) and, except in the case of clause (vi), the Company shall have failed to fully remedy such event within forty five (45) days of receipt of such notice, and Employee shall have terminated Employee’s employment with the Company within thirty (30) days following the expiration of such remedial period (or in the case of clause (v), within thirty (30) days following delivery of the notice that Employee has Good Reason to resign).
(d)    Termination by Employee Without Good Reason. Employee may resign his employment without Good Reason any time upon forty-five (45) days’ advance written notice. Employee’s termination of his employment in accordance with this Section 8(d) shall not be deemed to be a breach of this Agreement. In the event of Employee providing such notice, the Company may accelerate Employee’s termination date to an earlier date without triggering any other obligations hereunder.
(e)    Termination By Company. The Board may terminate Employee’s employment with or without Cause and determine the termination date (which in all events cannot be any earlier than the date the termination notice is effectively given). “Cause” shall mean (a) the Employee’s indictment for, conviction of, or plea of guilty or nolo contendere to, any (A) felony, (B) misdemeanor involving moral turpitude, or (C) other crime involving either fraud or a breach of Employee’s duty of loyalty with respect to the Company, or any of its customers or suppliers, (b) the Employee’s willful and repeated refusal to substantially perform duties as reasonably directed by the Board after written notice thereof and failure to cure within fifteen (15) days, (c) the Employee’s fraud, misappropriation, embezzlement, or material misuse of funds or property belonging to the Company, (d) the Employee’s willful and material violation of the written policies, or other willful misconduct in connection with the performance of his duties that in either case results in material injury to the Company, after written notice thereof and failure to cure within fifteen (15) days, to the extent curable, (e) the Employee’s breach of any of the material terms of any employment agreement, consulting agreement or other applicable agreement that results in material injury to the Company, and failure to cure such breach within fifteen (15) days after written notice, or (f) the Employee’s breach of the confidentiality or non-disparagement provisions (excluding unintentional breaches that are cured within thirty (30) days after the Employee becomes aware of such breaches, to the extent curable) or the non-competition and non-solicitation provisions to which the Employee is subject, if any. Any act or omission of Employee will not be the basis of a Cause termination to the extent that Employee (i) has relied on the advice or followed the instructions of any counsel (internal or external) for the Company (or any of its subsidiaries or affiliates), any accounting firm providing services to the Company (or any of its subsidiaries or affiliates) or any outside firm providing advice to the Company (or any of its subsidiaries or affiliates), (ii) has followed the instructions or directions of the Board and following such instructions or directions was not a violation of applicable law or Employee’s duties to the Company, or (iii) had a reasonable and good faith belief that such act or omission was in (or not opposed to) the best interests of the Company (or its subsidiaries or affiliates, as applicable) and not a violation of applicable law or his duties to the Company. Notwithstanding the foregoing, Employee’s employment shall not be terminated for Cause unless and until there has been a resolution duly adopted by the affirmative vote of more than half of the entire membership of the Board (not counting Employee or any employee director) finding by the Board that Employee has engaged in conduct set forth in the Cause definition and specifying the particulars thereof in reasonable detail.
(f)    Termination of all Positions. Upon termination of Employee’s employment for any reason, Employee agrees to resign, as of the date of such termination or such other date requested by the Company, from all positions on the Board and all committees thereof, if applicable, and from the board of directors or similar governing bodies (and all committees thereof) of all other affiliates of the Company) and from all other positions and offices that Employee then holds with the Company and its subsidiaries and affiliates.  Employee agrees to promptly execute such documents as the Company shall reasonably deem necessary to effect such resignations, and in the event that Employee is unable or unwilling to execute any such document, Employee hereby grants his proxy to any officer of the Company to so execute on his behalf.
9.    COMPENSATION UPON TERMINATION AND/OR CHANGE IN CONTROL
(a)    Accrued Obligations. Upon termination of Employee’s employment for any reason, Employee (or his estate or legal representative, if applicable) shall be entitled to receive: (i) any amount of Employee’s Annual Base Salary earned through the date of termination but not yet paid and any expenses or reimbursements owed to Employee (or on his behalf) under Section 3(g); (ii) except for a resignation by Employee without Good Reason or termination by the Company for Cause, any unpaid Annual Bonus for any performance year which has been completed prior to the termination date, paid in accordance with Section 3(b) above; (iii) Employee’s rights with respect to any equity and/or long-term incentive awards, which have vested as of the date of termination, except upon a termination by the Company for Cause, in which case all equity awards (whether vested or unvested), will be forfeited; and (iv) any amount or entitlement arising from Employee’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3(e) and 3(f) above (other than severance plans, programs, or arrangements), which amounts or entitlements shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements, including, where applicable, any death and disability benefits (the “Accrued Obligations”).
(b)    Death. The Company shall pay to Employee’s estate a lump sum payment payable on the 60th day following the termination day, less ordinary payroll deductions, of the amount equal to (A) six (6) months of the applicable premium cost for continued Company group health coverage for Employee’s dependent survivors (“Family Members”) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), based on Employee’s elections with respect to health coverage for Family Members in effect as of immediately prior to Employee’s termination (which amount will be based on the premium for the first month of COBRA coverage), regardless of whether COBRA continuation is elected, and (B) a pro rata Target Bonus based on the number of days Employee was employed during the calendar year. In addition, if such termination occurs after the First Anniversary, the Inducement Awards will accelerate and become fully vested.
(c)    Disability. If the Employee’s employment terminates due to Disability in accordance with Section 8(b), the Company shall pay to Employee (or his legal representative, if applicable), a lump sum payment payable on the 60th day following the termination date, less ordinary payroll deductions, of the amount equal to (A) six (6) months of the applicable premium cost for continued Company group health coverage for Employee and Employee’s Family Members pursuant to COBRA, based on Employee’s elections with respect to health coverage for himself and Family Members in effect as of immediately prior to Employee’s termination (which amount will be based on the premium for the first month of COBRA coverage), regardless of whether COBRA continuation is elected, and (B) a pro rata Target Bonus based on the number of days Employee was employed during the calendar year. In addition, if such termination occurs after the First Anniversary, the Inducement Awards will accelerate and become fully vested.
(d)    Termination By Company For Cause or by Employee without Good Reason; Non-Renewal by Employee or Non-Renewal by Company For Cause. If the Company terminates Employee’s employment for Cause or provides a Notice of Non-Renewal for Cause, or Employee resigns his employment without Good Reason in accordance with Section 8(d) above, or Employee provides a Notice of Non-Renewal, the Company shall not have any obligations under this Agreement other than the applicable Accrued Obligations (subject to clause (iii) of such definition upon a termination for Cause).
(e)    Severance and/or Change in Control Provisions.
(1)    Defined Terms.

(A)    A “Change in Control” shall have the meaning in the Equity Plan, except that the reference to “35%” in clause (ii) of such definition shall be “50%”.
(B)    A “Change in Control Period” shall mean the period starting ninety (90) days before, and ending twenty-four (24) months following, the date of the Change in Control.
(C)    A “CIC Termination” shall mean a Qualifying Termination that occurs during a Change in Control Period.
(D)    “First Anniversary” shall mean the first anniversary of the Effective Date.
(E)    “Qualifying Termination” shall mean: (A) the Company terminates Employee’s employment without Cause and not by reason of death or Disability, (B) the Company provides a Notice of Non-Renewal to Employee other than for Cause, or (C) Employee terminates his employment for Good Reason.
(2)    Qualifying Termination (Outside of a Change of Control Period). In the event of a Qualifying Termination, if Employee signs on or prior to the 50th day following such termination date and does not revoke within the 7-day revocation period a Severance Agreement and General Release of Claims (as defined below), the Company will provide to Employee: (i) in periodic payments in accordance with ordinary payroll practices and deductions as set forth in Section 3(a) above over a period of 12 (or, if the Qualifying Termination occurs after the First Anniversary, 18) months following the date of termination, an amount equal to 1.0 (or, if the Qualifying Termination occurs after the First Anniversary, 1.5) times the sum of (x) Annual Base Salary plus (y) Target Bonus, provided that any payments which qualify as deferred compensation under Section 409A and which are payable prior to the 60th day following the “separation from service” date (for purposes of Section 409A and as more fully described in Section 17 below) shall be paid on the 60th day following such “separation from service” date; (ii) a pro rata Annual Bonus, which represents the unpaid pro-rata portion of the actual annual performance bonus that Employee would otherwise be entitled to receive based on the actual level of achievement of the applicable performance objectives (but assuming that all personal and/or subjective performance goals are earned at 100%) for the fiscal year in which Employee’s termination occurs, to be paid in a lump sum at the same time bonuses are paid to Peer Executives and in all events no later than March 15 of the year following the year in which the termination occurs; (iii) a lump sum payment on the 60th day following the termination date equal to 12 (or, if the Qualifying Termination occurs after the First Anniversary, 18) months of the applicable premium cost for continued Company group health coverage for Employee and his Family Members pursuant to COBRA based Employee’s elections with respect to health coverage for Employee and his Family Members in effect as of immediately prior to Employee’s termination (which amount will be based on the premium for the first month of COBRA coverage), regardless of whether COBRA continuation is elected; and (iv) only if the Qualifying Termination occurs after the First Anniversary, full accelerated vesting of the Inducement Awards.

(3)    CIC Termination. In the event of a CIC Termination, if Employee signs on or prior to the 50th day following such termination date and does not revoke within the applicable 7-day revocation period the Severance Agreement and General Release of Claims, the Company will provide to Employee: (i) cash severance equal to the multiple of one (or, if the CIC Termination occurs after the First Anniversary, two) times the sum of (A) Annual Base Salary plus (B) Target Bonus, payable (x) if such termination date is prior to the Change in Control, or such termination date occurs on or after a Change in Control but the Change in Control does not qualify as a “change in control event” within the meaning of Section 409A, in periodic payments in accordance with ordinary payroll practices and deductions as set forth in Section 3(a) above over the 24 month period following the date of termination, provided that any payments which qualify as deferred compensation under Section 409A and which are payable prior to the 60th day following the “separation from service” date shall be paid on the 60th day following such “separation from service” date and (y) if such termination date is on or after a Change in Control which qualifies as a “change in control event” within the meaning of Section 409A, in a lump sum on the 60th day following the termination date; (ii) a pro rata Target Bonus, based on the number of days Employee was employed in the fiscal year in which the termination date occurs, paid in a lump sum on the 60th day following the termination date; (iii) a lump sum payment on the 60th day following the termination date equal to 12 (or, if the CIC Termination occurs after the First Anniversary, 18) months of the applicable premium cost for continued Company group health coverage for Employee and his Family Members pursuant to COBRA based Employee’s elections with respect to health coverage for Employee and his Family Members in effect as of immediately prior to Employee’s termination (which amount will be based on the premium for the first month of COBRA coverage), regardless of whether COBRA continuation is elected; and (iv) accelerated vesting of any outstanding equity awards that have not yet vested and, if vesting is based on performance metrics, such equity awards will vest at the greater of target and, to the extent determinable, actual performance through the Change in Control; provided that if a CIC Termination occurs prior to a Change in Control occurring, any amounts of the benefits under this Section 9(e)(3) that would exceed those set forth in Section (9)(e)(2) shall remain contingent on the Change in Control occurring.
(4)    Change in Control in which Equity Awards Are Not Assumed or Substituted. If, upon a Change in Control, the Company or its acquirer or successor has not provided for the substitution, assumption, exchange or other continuation of any equity awards then outstanding under the Equity Plan, then such unvested equity awards held by the Employee shall immediately vest on or prior to such Change in Control on a date determined by the Board or Compensation Committee (measured at target level of performance for any performance awards for which the applicable performance period has not been completed).
(5)    Severance Agreement and General Release of Claims. The Severance Agreement and General Release of Claims required under this Section 9 shall be provided to Employee by the Company no later than five (5) days following his termination date and shall comply with the following terms: (i) it shall not require Employee to waive any rights he has to the Accrued Obligations, his severance rights under the applicable section of this Section 9 (subject to Employee’s material compliance with Sections 4 5, 6 and 7 of this Agreement) and/or his rights to be indemnified and/or advancement expenses under applicable law or under the

Indemnification Agreement or his rights to be covered under directors’ and officers’ liability insurance policies as set forth in Section 20 below; and (ii) it shall not impose any new obligations on Employee that do not exist as of the termination date (apart from the general release of claims).
10.    OWNERSHIP OF MATERIALS
Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during employment with the Company, together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire and belong exclusively to the Company, and Employee hereby assigns all such rights to the Company. Employee agrees, at the Company’s sole cost and expense and as may be reasonably requested by the Company, to execute any documents, testify in any legal proceedings, and do all things reasonably necessary or desirable to secure the Company’s rights to the foregoing, including without limitation executing inventors’ declarations and assignment forms.
11.    PARTIES BENEFITED; ASSIGNMENTS
This Agreement shall be binding upon Employee, Employee’s heirs and Employee’s personal representative or representatives, and upon the Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution. The Company may assign its rights and obligation under this Agreement only to any successor to all or substantially all the assets of the Company, by merger or otherwise; provided such successor agrees to expressly assume this Agreement and perform the Company’s obligations hereunder. If Employee should die while any payment, benefit or entitlement is due to him hereunder, such payment, benefit or entitlement shall be paid to his spouse (or if she is not alive, to his estate).
12.    GOVERNING LAW
This Agreement is intended to qualify as a “top hat plan” under the Employee Retirement Income Security Act of 1974, as amended, and as such shall be governed by federal law. To the extent not preempted by federal law, this Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States; provided that Sections 4, 5, 6 and 7 shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Texas, without reference to the principles of conflicts of law of Texas or any other jurisdiction. Each of the Company and Employee (on behalf of itself and its affiliates), following representation and advice of counsel, expressly consents to the personal jurisdiction of the Delaware state and federal courts for any lawsuit relating to this Agreement (other than Sections 4, 5, 6 and 7 of this Agreement and expressly consents to the personal jurisdiction of the Texas state and federal courts for any lawsuit relating to Sections 4, 5, 6 and 7 of this Agreement, waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to such personal jurisdiction or service of process, and waives any objection to jurisdiction based on improper venue or improper jurisdiction. Notwithstanding the foregoing, (a) if the Employee is, and has been for at least thirty (30) days immediately preceding, a resident of or an employee in Massachusetts on the termination date, the law of Massachusetts will apply with respect to the obligations set forth in Sections 4, 5, 6 and 7 of this Agreement, and (b) if the Employee resides in Massachusetts, and has resided for at least thirty (30) days immediately preceding the termination date, any action or proceeding with respect to the obligations set forth in Section 4, 5, 6 and 7 of this Agreement shall be brought in Suffolk County, Massachusetts, or in the county in which the Employee resides.
Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action, or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit, or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section.
Employee acknowledges that he is represented by counsel in connection with Employee’s review and agreement to all terms and conditions of this Agreement.
Employee acknowledges and agrees that this Agreement has been negotiated by the parties. In the event of a conflict between any provision of this Agreement and the provision of any plan, policy, program or other written agreement of the Company or any of its affiliates, the provisions of this Agreement shall control.
13.    DEFINITION OF COMPANY
The definition of “Company” for purposes of Section 4, 5, 6, 7 and 10 shall mean Rackspace Technology, Inc., Rackspace US, Inc., and their present and future divisions, operating companies, subsidiaries, affiliates (other than any shareholder) and successors. Notwithstanding anything herein to the contrary, the Company may cause all cash payment or reimbursement obligations hereunder to be satisfied by a subsidiary of the Company.
14.    LITIGATION AND REGULATORY COOPERATION
During the Employment Period and for three (3) years thereafter, subject to his business and personal commitments, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other similar actions which relate to events or occurrences during employment and of which he has knowledge, unless such cooperation would be adverse to his legal interests. Employee agrees, unless precluded by law, to promptly inform the Company if Employee is asked to participate (or otherwise become involved) in any such claim, investigation or action. Employee’s cooperation shall include being available to prepare for discovery or trial and to act as a witness. The Company will pay an hourly rate (based on Annual Base Salary as of the last day of employment) for cooperation (other than as a witness at a court or arbitration proceeding, in which case no hourly rate will be paid) that requires more than five (5) hours after employment, and reimburse for reasonable expenses, including travel expenses and reasonable attorneys’ fees and costs. Employee shall also remain entitled to any rights he has to be indemnified, advanced expenses and/or covered under any applicable directors’ and officers’ liability insurance policies.
15.    DISPUTE RESOLUTION
(a)    Injunctive Relief: Employee agrees that irreparable damages to the Company may result from Employee’s breach of this Agreement. A breach or threat of breach of this Agreement shall give the non-breaching party the right to seek a temporary restraining order and a preliminary or permanent injunction in a court of competent jurisdiction (subject to Section 12 of this Agreement) enjoining the breaching party from violating this Agreement in order to prevent immediate and irreparable harm. Each party shall be responsible and/or liable only for its or his own legal fees and other costs and expenses of litigation or threatening to bring a claim. Pursuit of equitable relief under this Agreement shall have no effect regarding the continued enforceability of the Arbitration Section below. Remedies for breach under this Section are cumulative and not exclusive; the parties may elect to pursue any remedies available under this Agreement.
(b)    Arbitration: The parties agree that any dispute or claim that could be brought in court, including discrimination or retaliation claims, relating to this Agreement or arising out of Employee’s employment or termination of employment, subject to Section 15(a) of this Agreement, shall be submitted to binding arbitration, except claims regarding: (i) workers’ compensation benefits; (ii) unemployment benefits; (iii) the Company’s employee welfare benefit plans, if the plan contains a final and binding appeal procedure for the resolution of disputes under the plan; (iv) wage and hour disputes within the jurisdiction of any state Labor Commissioner; and (v) issues that could be brought before the National Labor Relations Board or covered by the National Labor Relations Act. This Agreement is not intended to prohibit Employee from filing a claim or communicating with any governmental agency including the Equal Employment Opportunity Commission, the National Labor Relations Board or the Department of Labor. The arbitration shall be conducted in San Antonio, Texas. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless agreed to in writing, the arbitration shall be conducted by one arbitrator from AAA or a comparable arbitration service, and who is selected pursuant to the National Rules for Resolution of Employment Disputes of the AAA, or other rules as the parties may agree to in writing. Any claims received after the applicable statute of limitations period shall be deemed null and void. The parties further agree that by entering into this Agreement, the right to participate in a class or collective action is waived. CLAIMS MAY BE ASSERTED AGAINST THE OTHER PARTY ONLY IN AN INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. Further, unless the parties agree otherwise, the arbitrator may not consolidate more than one person’s claims and may not otherwise preside over any form of a representative, collective or class proceeding. The arbitrator shall issue a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, or to enforce or vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury, unless state law requires otherwise. The Company will pay the actual fee for the arbitrator and the claimant’s filing fee; unless otherwise provided by law and awarded by the arbitrator, each party will pay their own attorneys’ fees and other expenses; provided, that, if Employee is required to incur attorneys’ fees in order to obtain any payments or benefits under Section 9(e)(3) following a Change in Control, and provided that Employee prevails on at least one material issue related to such a claim, then the Company shall reimburse the attorneys’ fees incurred by Employee.
16.    REPRESENTATIONS AND WARRANTIES OF EMPLOYEE AND COMPANY
(a)    Unless and until the Company makes this Agreement publicly available, Employee shall keep all terms of this Agreement confidential, except as may be disclosed to Employee’s spouse, accountants or attorneys, each of whom shall agree to keep all terms of this Agreement confidential. Employee represents that Employee is under no contractual or other restriction inconsistent with the execution of this Agreement, or the performance of Employee’s duties hereunder. Employee authorizes the Company for eighteen (18) months following his termination date to inform any prospective employer of the existence and terms of the restrictive covenants in this Agreement without liability for interference with Employee’s prospective employment.
(b)    The Company represents and warrants that (i) it is fully authorized by action of the Board (and of any other person or body whose action is required) to enter into this Agreement and perform its obligations, (ii) the execution, deliver and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgement or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound and (iii) upon the execution and delivery of this Agreement by the parties hereto, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms and conditions, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
17.    SECTION 409A COMPLIANCE
(a)    General. The parties hereto acknowledge and agree that, to the extent applicable, the payments, benefits and/or entitlements under this Agreement are intended to either comply with or be exempt from the provisions of Section 409A such that Employee is not subject to tax, interest or penalties under Section 409A. This Agreement shall be interpreted in accordance with such intent. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to Employee under Section 409A, the Company and Employee shall cooperate in good faith to (i)

adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section does not create an obligation on the part of the Company to modify this Agreement or any other arrangement or plan and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Employee with respect to any payments under this Agreement as a result of Section 409A or any damages for failing to comply with Section 409A.
(b)    Separation from Service under Section 409A and Other Provisions. Notwithstanding any provision to the contrary in this Agreement: (i) if and to the extent that any payment or benefit under this Agreement constitutes “non-qualified deferred compensation” subject to Section 409A or is intended to be exempt from Section 409A and, in either case, is payable to Employee upon a termination of employment, such payment or benefit shall be made or provided to Employee only upon a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (and using the default presumptions thereunder) and each reference to “termination date,” “date of termination,” “termination of employment,” or such similar term shall be interpreted to mean a “separation from service”; (ii) if Employee is deemed at the time of Employee’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and any payment, compensation or other benefit provided to Employee in connection with his termination of employment is determined in whole or part, to constitute “non-qualified deferred compensation” within the meaning of Section 409A, no part of such payment, compensation or other benefit shall be paid to Employee prior to the earlier of (A) the day that is the first business day after the expiration of the six-month period measured from the date of Employee’s “separation from service”, and (B) the date of Employee’s death; provided, that upon the earlier of such dates, all payments deferred pursuant to this Section 17(b) shall be paid to Employee in a lump sum, and any remaining payments, compensation or other benefits shall be paid as otherwise provided herein; (iii) the determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of Employee’s separation from service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A, Employee’s right to receive installment payments (including payment of any severance payment hereunder shall be treated as a right to receive a series of separate and distinct payments; (v) whenever a payment under this Agreement specifies a payment period with a reference to a number of days (e.g., “payment shall be made within thirty (30) days following the termination date”), the actual date of payment within the specified period shall be within the sole discretion of the Company, and if such payment can be made in one of two calendar years it shall be paid during such specified period but in the second calendar year to the extent required to avoid penalties under Section 409A; (vi) there shall be no offset or reduction against any payments, compensation or benefits under this Agreement if such offset or reduction would result in the imposition of additional taxes, interest or penalties under Section 409A on any payment, benefit or entitlement payable to Employee; and (vii) all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, (A) such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, (C) the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year and (D) reimbursements and in-kind benefits shall not be subject to liquidation or exchange for another benefit.
18.    WITHHOLDING
The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, and local withholding and other taxes that the Company is required to withhold.
19.    EXCESS PARACHUTE PAYMENTS
If any payment, benefit, entitlement or distribution by the Company (or any of its subsidiaries or affiliates) or, by the person(s) or entity or entities effecting the change in control or change in ownership of a substantial portion of the assets of a corporation, to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, pursuant to or by reason of any other agreement, policy, plan, program, or arrangement, including without limitation any stock option, stock appreciation right, or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing) (a “Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code (or any successor provision thereto or any similar statute or code), and (iii) but for this sentence, be subject to excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are hereafter collectively referred to as the “Excise Tax”), then, in the event that the after-tax value of all Payments to Employee (such after-tax value to reflect the reduction for the Excise Tax and all federal, state, and local income, employment, and other taxes on such Payments) would, in the aggregate, be less than the after-tax value to Employee (reflecting a reduction for all such taxes in a like manner) of the amount that is 2.99 times Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code (the “Safe Harbor Amount”), (a) the cash portions of the Payments payable to Employee under this Agreement shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value (as defined below) of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount, and (b) if the reduction of the cash portions of the Payments, payable under this Agreement, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to Employee under any other agreements, policies, plans, programs, or arrangements shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount, and (c) if the reduction of all cash portions of the Payments, payable pursuant to this Agreement or otherwise, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount; provided that in all events any Payment which receives the favorable valuation under Q&A-24 (b) and (c) of Treas. Reg. §1-280G shall not be reduced before all Payments which do not receive such favorable valuation have been reduced. All calculations under this Section shall be determined by a national accounting firm selected by the Company (which may include the Company’s outside auditors). The Company shall pay all costs to obtain and provide such calculations to Employee and the Company and such calculations shall be provided to any Payment being paid to Employee. For purposes of this Agreement, the “Parachute Value” of a Payment shall mean the present value as of the date of the change in ownership or effective control, within the meaning of Section 280G of the Code, of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
20.    RECOVERY OF AMOUNTS PAID
Employee acknowledges and agrees that Employee shall be subject to the applicable provisions of any clawback policy implemented by the Company from time to time that is generally applicable to Peer Executives, including without limitation any policy implemented pursuant to Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or the rules and regulations of any applicable securities exchange.
21.    INDEMNIFICATION/D&O LIABILITY INSURANCE COVERAGE
On the Effective Date, the Company agrees to enter into an indemnification agreement with Employee (the “Indemnification Agreement”) in substantially the form filed as an exhibit to the Company’s 10-K. Both during the Employment Period and thereafter, the Company agrees that Employee shall be covered under its directors’ and officers’ liability insurance policies on a basis no less favorable to Employee than any other director or senior executive of the Company is so covered until such time as suits and/or claims can no longer be brought against Employee as a matter of law.
22.    MISCELLANEOUS
This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Employee and a duly authorized representative of the Company and that expressly identifies the amended provision of this Agreement. This Agreement contains the entire agreement of the parties on the subject matters in this Agreement and supersedes any prior oral agreements or understandings between the parties. This Agreement may be executed in counterparts, a counterpart transmitted via electronic means, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision. A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or condition. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof.
If any provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The Company and Employee agree that the restrictions contained in Section 4, 5, 6 and 7, are reasonable in scope and duration and are necessary to protect Confidential Information. If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area of such restrictive covenant, the parties agree that a court or arbitrator may reduce or modify the scope, duration, or geographic area, and in its reduced or modified form, such provision shall be enforceable. Should a court or arbitrator find that Employee violated the provisions of Sections 4, 5, 6 and 7, then in addition to all other remedies available to the Company, the duration of these covenants shall be extended for the period of time when Employee began such violation until Employee permanently ceases such violation.
If any provision of this Agreement is held to be illegal, invalid, or unenforceable by a court or arbitrator under Section 15 above under present or future laws effective during the term of Employee’s employment under this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement.
EMPLOYEE:
/s/ Gajen Kandiah
Name: Gajen Kandiah
Date: August 30, 2025

COMPANY:
/s/ Michael Bross
Rackspace Technology, Inc.
By: Michael Bross
Its: Chief Legal Officer
Date: August 30, 2025

Exhibit A
1.    Chairman of the Board – PNO Group
2.    Member of the Board of Directors – Area9 Lyceum
3.    Investor and Advisor – Kost Capital
4.    Investor – Recognize (private equity)